Exhibit 99.1

HealthSpring Contact:
Lankford Wade
Senior Vice President & Treasurer
(615) 236-6200

HealthSpring, Inc. Completes Acquisition of Bravo Health, Inc.

Company also Announces Addition of Jeffrey Folick to Board of Directors

NASHVILLE, TN (November 30, 2010) — HealthSpring, Inc. (NYSE:HS) today announced that it has completed the previously announced acquisition of Bravo Health, Inc., an operator of Medicare Advantage coordinated care plans in Pennsylvania, the Mid-Atlantic region, and Texas, and Medicare Part D stand-alone prescription drug plans in 43 states and the District of Columbia.

HealthSpring acquired Bravo Health, a privately held company, for approximately $545.0 million in cash. The transaction was funded by the use of cash on hand and borrowings under an amended revolving credit and new term loan facility. As amended, the facility consists of the following:

•	$355 million in term loan A indebtedness maturing in February 2015 comprised of:

•	$175 million of term loan A indebtedness ($166 million of which was outstanding prior to the acquisition);

•	$180 million of new term loan A indebtedness (funded at the closing of the acquisition);

•	$175 million revolving credit facility maturing in February 2014 ($100 million of which was drawn at closing); and

•	$200 million of new term loan B indebtedness maturing in November 2016 (funded at closing).

Outstanding loans under the new credit facility bear interest at a spread over LIBOR (initially 375 basis points for term loan A and revolver indebtedness and 450 basis points for term loan B indebtedness), which spread changes depending on the Company’s total leverage ratio. With respect to the term loan B indebtedness, the terms of the facility include a contractual minimum LIBOR of 1.5%.

HealthSpring expects the Bravo Health acquisition to be immediately accretive to earnings, after accounting for expenses related to the transaction in the 2010 fourth quarter. Except for such expenses, HealthSpring’s previous financial guidance for the year ending December 31, 2010, excludes any impact on earnings from Bravo Health operations.

HealthSpring also announced that Jeffrey Folick, the former chairman and chief executive officer of Bravo Health, has joined its Board of Directors. Since 2006, Mr. Folick had been the chairman and chief executive officer of Bravo Health. For over twenty years prior to 2006, he served in various executive roles for a number of different managed care organizations, including Health Net, Inc. and PacifiCare Health Systems.

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HS Completes Acquisition of Bravo Health, Inc.

November 30, 2010

“I am pleased that Jeff has accepted our invitation to join the HealthSpring Board following the completion of our acquisition of Bravo Health,” said Herbert A. Fritch, Chairman of the Board and Chief Executive Officer of HealthSpring. “I have known Jeff for more than 20 years, and his extensive background in managed care operations will be of tremendous value as we integrate Bravo Health and as we address the challenges of health insurance reform. I know we will greatly benefit from his continued service to our combined organizations.”

About HealthSpring
HealthSpring is based in Nashville, TN, and is one of the country’s largest Medicare Advantage coordinated care plans.  HealthSpring currently owns and operates Medicare Advantage plans in Alabama, Delaware, Florida, Georgia, Illinois, Maryland, Mississippi, New Jersey, Pennsylvania, Tennessee, Texas, and Washington, D.C. and also offers a national stand-alone Medicare prescription drug plan. For more information, visit www.healthspring.com. Media information is available at HealthSpring’s press site: http://press.healthspring.com.

Cautionary Statement Regarding Forward Looking Statements
Statements contained in this release that are not historical fact are forward-looking statements, which the Company intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend on or refer to future events or conditions, or that include words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions are forward-looking statements. Such statements include statements regarding the expenses associated with the transaction and the accretion to HealthSpring’s projected earnings. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause its actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Any forward-looking information in this release or made orally and related thereto are based on management’s beliefs and assumptions and on information available to HealthSpring at the time the statements were or are made, which is subject to change. Although any forward-looking information and the factors influencing them will likely change, HealthSpring will not necessarily update the information except as required by law, as HealthSpring will only provide guidance at certain points during the year. Information contained herein speaks only as of the date of this release.

The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: risks and uncertainties associated with the regulatory approval process; HealthSpring’s lack of prior experience in Bravo Health’s service areas; and HealthSpring’s ability to manage and integrate successfully the operations of Bravo Health post-acquisition, achieve operating efficiencies, and maintain and grow membership as anticipated. The foregoing list of factors is not intended to be exhaustive. Additional information concerning these and other important risks and uncertainties can be found under the headings “Special Note Regarding Forward-Looking Statements” and “Item 1A. — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in other public filings by the Company.

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